Exhibit 99.1

CheckFree Announces $185 Million Three-Year Revolving Line of Credit

ATLANTA (August 25, 2004) — CheckFree Corporation (Nasdaq: CKFR) today announced that it has closed on a three-year $185 million senior secured revolving credit agreement. The credit facility will be used for general corporate purposes of CheckFree Corporation and its subsidiaries, including working capital, acquisitions and letter of credit needs. The new facility provides for borrowings tied to base rate and LIBOR and contains certain financial covenants.

SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc. is a Joint Lead Arranger and SunTrust Bank is the Administrative Agent. Banc of America Securities LLC is a Joint Lead Arranger and Bank of America, N.A. is the Syndication Agent.

About CheckFree (www.checkfreecorp.com)
Founded in 1981, CheckFree Corporation (NASDAQ: CKFR) provides financial electronic commerce services and products to organizations around the world. CheckFree Electronic Commerce solutions enable thousands of financial services providers and billers to offer their customers the convenience of receiving and paying their household bills online or in person through retail outlets. CheckFree Investment Services provides a broad range of investment management solutions and outsourced services to thousands of financial services organizations, which manage more than $900 billion in assets. CheckFree Software develops, markets and supports software applications that are used by financial institutions to process more than two-thirds of the 10 billion Automated Clearing House transactions in the United States. The division also provides global trade processing, reconciliation, financial messaging, compliance and electronic billing and statement software to thousands of organizations across the globe.

Certain of CheckFree’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in CheckFree’s business, and other risks and uncertainties detailed from time to time in CheckFree’s periodic reports filed with the Securities and Exchange Commission, including CheckFree’s Annual Report on Form 10-K for the year ended June 30, 2003 (filed September 15, 2003), Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (filed November 13, 2003), Quarterly Report on Form 10-Q for the quarter ended December 31, 2003 (filed February 12, 2004), and Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (filed May 14, 2004). One or more of these factors have affected, and could in the future affect CheckFree’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this press release will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by CheckFree, or any other person, that the objectives and plans of CheckFree will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and CheckFree assumes no obligation to update any forward-looking statements.

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